Pro Forma Financial Statements

Cyber Apps World, Inc.
Balance Sheets
(unaudited)
`	January 31, 2019	Pro Forma Adjustments	Combined Pro Forma

Assets
Current assets:
Deposits	12,397		12,397
Total current assets	12,397		12,397
Property & Equipment, net
Software		385,419	385,419
Goodwill		964,581	964,581
Total Fixed Assets		1,350,000	1,350,000
Total assets	12,397	1,350,000	1,362,397

Liabilities and Stockholders' Deficiency

Current liabilities:

Accounts payable and accrued expenses	125,054		125,054
Convertible Note Payable	—		—
Notes Payable	—		—
Loan Payable	100,000		100,000
Total Current Liabilities	225,054		225,054
Commitments and contingencies	—
Stockholders' deficiency:
Preferred stock, $.001 par value, 10,000,000 shares authorized, 0 issued and outstanding	—
Common stock, $.001 par value, 50,000,000 shares authorized as of July 31, 2018;
49,519,935 and 24,319,935 issued and outstanding at January 31, 2018 and July 31st 2018 , respectively.	49,520	11,250	60,770
Additional paid-in capital	8,372,742	1,338,750	9,711,492
Accumulated deficit	(8,609,719)		(8,609,719)
Stockholders Equity (deficiency)	(212,657)	1,350,000	1,137,343
Total liabilities and stockholders' equity	12,397	1,350,000	1,362,397
`

The accompanying notes are an integral part of these condensed financial statements

(a)  On April XX, 2019, Cyber Apps World Inc ("CYAP") issued 11,250,000 shares of its common stock to Real-Time Save Online Inc pursuant to an Asset Purchase agreement whereby CYAP acquired Complete development of a price comparison website (valued at  $1,350,000).